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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 20, 2001

                              SUNTERRA CORPORATION
             (Exact name of registrant as specified in its charter)

               Maryland                                000-21193                               95-4582157
(State or other jurisdiction of                (Commission File Number)         (IRS Employer Identification No.)
incorporation)
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                             1781 Park Center Drive
                             Orlando, Florida 32835
                               "www.sunterra.com"
                    (Address of Principal Executive Offices)

                                  407-532-1000
              (Registrant's telephone number, including area code)

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Item 5 .  Other Events and Regulation FD Disclosure.

                  The Registrant and certain of its affiliates (the "Debtors") are debtors in proceedings filed under Chapter 11 of the United States
Bankruptcy Code and operate their businesses as debtors-in-possession in such proceedings under the jurisdiction of the United States Bankruptcy Court for the District of Maryland (the "Bankruptcy Court").

                  On April 20, 2001, pursuant to order of the Bankruptcy Court, the Debtors entered into a debtor-in-possession financing agreement (the
"Financing Agreement") with Greenwich Capital Markets, Inc. ("Greenwich"), providing for both revolving loan availability and for term loans for the purposes set forth below.

                  On such date (the "Closing Date"), the Debtors borrowed approximately $46.2 million as term loans and used the proceeds of such loans to repay all amounts outstanding under a debtor-in-possession financing agreement with Abelco Finance LLC and certain other lenders that had been entered into in connection with the Debtors' filings under Chapter 11. On the Closing Date the Debtors also borrowed approximately $3.6 million as revolving loans to pay certain fees and expenses in connection with the closing of the Financing
Agreement. In addition, the Debtors borrowed $1.5 million in revolving loans, the proceeds of which will be used for working capital and general corporate purposes. Additional term loans will be available under the Financing Agreement for purposes of repayment of certain pre-petition obligations of the Debtors, including indebtedness owed to Finova Capital Corporation ("Finova Loans"), upon agreement of the Debtors and Greenwich on the terms of such repayment and related matters and subject to approval of the Bankruptcy Court. All borrowings under the Financing Agreement are subject to various conditions.

                  Revolving and term loans under the Financing Agreement bear interest at 3.5% in excess of a LIBO-based rate. The Debtors paid a facility fee of $2,600,000 on the Closing Date and will pay a fee of .5% on the unused portion from time to time of the revolving facility as provided in the Financing
Agreement. Certain fees will also be payable to the lenders under the Financing
Agreement upon a repayment of the Finova Loans with proceeds of term loans, upon a repayment of Finova Loans with certain funds other than proceeds of term loans and upon failure by the Debtors to meet certain requirements relating to a plan of reorganization. The loans have a maturity date of (and the availability period for the revolving loans expires 21 days prior to) June 30, 2002, subject to earlier maturity or termination under certain circumstances. The loans are subject to mandatory prepayment under various circumstances, including prepayment on a monthly basis with proceeds of certain sales of time share interests (in the case of term loans), prepayment with certain monthly cash balances (in the case of revolving loans) and prepayment with proceeds of certain sales or dispositions by the Debtors of other assets (in the case of both term loans and revolving loans).

                  The loans and other obligations of the Debtors under the facility have certain administrative priorities under Chapter 11 and are secured by liens on and security interests in all of the assets of the Debtors, subject to certain liens held by pre-petition creditors and other permitted liens. The
Financing Agreement contains restrictions on indebtedness, liens, capital expenditures, investments and sales of assets, on changes in the business and in directors and key

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personnel and on various  other  activities of the Debtors and requires the
Debtors to maintain certain collateral ratios and financial levels.

                  A copy of the Financing Agreement is being filed as an exhibit to this Current Report on Form 8-K.

Item 7.  Financial Statements and Exhibits.

                  (c)  Exhibits.

                 Exhibit No.          Description
                 -----------          -----------

                    10                Financing Agreement, dated as
                                      of April 20, 2001, by and among
                                      Sunterra Corporation, certain
                                      subsidiaries of Sunterra
                                      Corporation, the financial
                                      institutions from time to time
                                      party thereto and Greenwich
                                      Capital Markets, Inc., as agent


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                                   SIGNATURES



                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 SUNTERRA CORPORATION
                                                 (Registrant)


                                                 By: /s/ Gregory F. Rayburn
                                                     ----------------------
                                                     Gregory F. Rayburn
                                                     President
Date:  May 31, 2001